Exhibit 99

FOR IMMEDIATE RELEASE

DATE: March 23, 2011

CONTACTS: William	J. Small

                          Chairman, President and CEO

                          (419) 782-5015

                          bsmall@first-fed.com

                             Donald P. Hileman

                             Chief Financial Officer

                             (419) 785-2210

                             dhileman@first-fed.com

FIRST DEFIANCE FINANCIAL CORP. ANNOUNCES PRICING OF $18,444,000

PUBLIC OFFERING OF COMMON STOCK

Defiance, OH – FIRST DEFIANCE FINANCIAL CORP. (NASDAQ: FDEF) (the “Company”) today announced the pricing of an underwritten public offering of 1,392,000 shares of the Company’s common stock at a price to the public of $13.25 per share for gross proceeds of $18,444,000. The net proceeds to the Company after deducting underwriting discounts and commissions and estimated offering expenses are expected to be approximately $17,037,360. Keefe, Bruyette & Woods, Inc. (“KBW”) is serving as sole underwriter of the offering. The Company has also granted KBW a 30-day option to purchase up to an additional 208,800 shares of common stock on the same terms and conditions to cover over-allotments, if any. Subject to customary closing conditions, the offering is expected to close on or about March 29, 2011.

The net proceeds from the offering will be used for general corporate purposes and to bolster the Company’s capital, support its organic growth, and strengthen its liquidity position. The Company may also contribute a portion of the proceeds in the form of capital to its wholly-owned subsidiary, First Federal Bank of the Midwest, for general corporate purposes, including the origination of loans and the purchase of investment securities.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Offers will be made only by means of the prospectus and related prospectus supplement, copies of which may be obtained from Keefe, Bruyette & Woods, Inc., Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, or by calling toll-free (800) 966-1559.

About First Defiance Financial Corp.

First Defiance Financial Corp., headquartered in Defiance, Ohio, is the holding company for First Federal Bank of the Midwest and First Insurance and Investments, Inc. First Federal operates 33 full service branches and 45 ATM locations in northwest Ohio, southeast Michigan and Fort Wayne, Indiana. First Insurance and Investments is a full line insurance agency with offices in Defiance, Archbold, Bryan and Bowling Green, Ohio.